Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Red River Bancshares, Inc. on Form S-3 (No. 333-283084) and Form S-8 (Nos. 333-232404 and 333-236300) of our report dated March 13, 2026, on our audits of the financial statements as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and the effectiveness of Red River Bancshares, Inc.’s internal control over financial reporting as of December 31, 2025, which report is included in this Annual Report on Form 10-K to be filed on or about March 13, 2026.

/s/ EISNERAMPER LLP

Metairie, Louisiana
March 13, 2026